Exhibit 99.1

Quoin Pharmaceuticals Provides Corporate Update and Announces First Quarter 2023 Financial Results

First patient dosed in Quoin’s single arm, open label clinical trial in Netherton Syndrome patients currently receiving off-label systemic therapy

Recruitment and dosing continue in Quoin’s ongoing double blinded, placebo-controlled study of QRX003 for Netherton Syndrome

Following successful public offering Quoin expects its cash runway will extend into 2H 2024

ASHBURN, Va., May 8, 2023 (GLOBE NEWSWIRE) -- Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) (the “Company” or “Quoin”), a clinical stage, specialty pharmaceutical company focused on rare and orphan diseases, today provides a business update and announces financial results for the first quarter of 2023.

Quoin CEO, Dr. Michael Myers, said, “We are very pleased to announce a very positive start to 2023, which has the potential to be a transformational year for Quoin. During this past quarter, we achieved a number of important milestones for the company. Following a successful public offering, we expect to have our cash runway into the second half of 2024. We believe our strong balance sheet is a significant asset as we continue our search to expand our portfolio of rare and orphan disease drug products.”

“We were delighted to announce that with the dosing of the first patient in our second clinical trial in Netherton Syndrome, both studies are now actively recruiting and dosing patients and we anticipate releasing topline data in the second half of 2023.”

“Interest level in both studies continues to be very high from patients and clinicians.”

Corporate Highlights

●	In March 2023, Quoin dosed the first patient in its open label clinical trial in Netherton Syndrome patients. This trial is a single arm, open label study, investigating the safety and efficacy of Quoin’s lead candidate, QRX003, in Netherton Syndrome patients who are currently receiving off-label systemic therapy, primarily biologic therapy, and will continue to do so throughout the duration of the study.
●	In February 2023, Quoin completed a public offering of securities with net proceeds of approximately $5.8 million, which Quoin expects to extend the company’s cash runway into 2H 2024.
●	Quoin continues to advance two rare disease research programs with Queensland University of Technology for treatment of Scleroderma and Netherton Syndrome and expects to initiate clinical testing in Australia for at least one of these programs in 2H 2023.

Financial Highlights

●	Quoin had approximately $17.0 million in cash, cash equivalents and marketable securities as of March 31, 2023.
●	Net loss for the quarter ended March 31, 2023 was approximately $2.6 million compared to approximately $1.7 million for the quarter ended March 31, 2022.
●	Investors are encouraged to read the Company’s Quarterly Report on Form 10-Q when it is filed with the Securities and Exchange Commission (the “SEC”), which will contain additional details about Quoin’s financial results as of and for the period ended March 31, 2023.

About Quoin Pharmaceuticals Ltd.

Quoin Pharmaceuticals Ltd. is a clinical stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises four products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, Epidermolysis Bullosa and others. For more information, visit: www.quoinpharma.com or LinkedIn for updates.

Cautionary Note Regarding Forward Looking Statements

The Company cautions that statements in this press release that are not a description of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 that the Company filed with the SEC. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information:

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341

QUOIN PHARMACEUTICALS LTD.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,371,854	$2,860,628
Investments	13,618,026	9,992,900
Prepaid expenses	398,906	516,584
Total current assets	17,388,786	13,370,112

Prepaid expenses - long term	383,390	383,390
Intangible assets, net	678,550	704,561
Other assets	—	—
Total assets	$18,450,726	$14,458,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	281,094	$605,600
Accrued expenses	2,085,205	1,175,705
Accrued interest and financing expense	1,146,251	1,146,251
Due to officers – short term	650,000	600,000
Total current liabilities	4,162,550	3,527,556

Due to officers – long term	3,373,733	3,523,733
Total liabilities	$7,536,283	$7,051,289

Commitments and contingencies

Shareholders’ equity:
Ordinary shares, no par value per share, 500,000,000,000 ordinary shares authorized – 59,233,024,799 (11,846,532 ADS’s) ordinary shares issued and outstanding at March 31, 2023 and 24,233,024,799 (4,846,605 ADS’s) at December 31, 2022	$—	$—
Treasury stock, 2,641,693, ordinary shares	(2,932,000)	(2,932,000)
Additional paid in capital	53,966,259	47,855,521
Accumulated deficit	(40,119,816)	(37,516,747)
Total shareholders’ equity	10,914,443	7,406,774

Total liabilities and shareholders’ equity	$18,450,726	$14,458,063

QUOIN PHARMACEUTICALS LTD.

Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2023	2022
Operating expenses
General and administrative	$1,683,817	$1,588,470
Research and development	1,091,733	587,569

Total operating expenses	2,775,550	2,176,039

Other (income) and expenses
Forgiveness of accounts payable	—	(416,000)
Warrant liability (income) expense	—	(77,237)
Unrealized gain	(20,427)	—
Interest income	(152,054)	—
Total other expense	(172,481)	(493,237)
Net loss	$(2,603,069)	$(1,682,802)

Loss per ADS
Loss per ADS
Basic	$(0.34)	$(2.51)
Fully-diluted	$(0.34)	$(2.51)

Weighted average number of ADS’s outstanding
Basic	7,646,605	670,930
Fully-diluted	7,646,605	670,930